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                                   -20-
              LINCOLN NATIONAL CORPORATION AND SUBSIDIARIES
            EXHIBIT (11) - COMPUTATION OF PER SHARE EARNINGS

                                         Nine Months                 Three Months
                                     Ended September 30           Ended September 30
PRIMARY                               1995         1994            1995        1994

Average shares outstanding
  (assuming conversion of
  series A, E and F
  preferred stock) ------------- 103,986,236  103,840,927     104,264,528 104,021,332
Net effect of dilutive
  stock options (based on
  the treasury stock method
  using average market price) --     696,562      655,761         656,614     556,973
       Total shares
         outstanding ----------- 104,682,798  104,496,688     104,921,142 104,578,305

FULLY DILUTED
Average shares outstanding
  (assuming conversion of
  series A, E and F
  preferred stock) ------------- 103,986,236  103,840,927     104,264,528 104,021,332
Net effect of dilutive
  stock options (based on
  the treasury stock method
  using the end of period
  market price, if higher than
  average market price) --------     862,617      655,761         836,759     556,973
       Total shares
         outstanding ----------- 104,848,853  104,496,688     105,101,287 104,578,305

DOLLAR INFORMATION (000's omitted)

       Net Income --------------    $407,050     $256,169        $154,325    $ 58,382

PER SHARE INFORMATION

Primary:

       Net Income --------------       $3.89        $2.45           $1.47       $ .56

Fully Diluted:

       Net Income --------------       $3.88        $2.45           $1.47       $ .56

<F1>
   Notes: 1. Earnings per share are computed based on the average number of common shares outstanding during each period after assuming conversion of the series A, E and F preferred stock.
<F2>
           2. LNC does not include the dilutive effect of stock options in the computation of the earnings per share information appearing on the consolidated statements of income since it was immaterial.
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